Exhibit 99.1

Intersect ENT Reports Second Quarter 2016 Results

Revenue Increased 27% Year Over Year; Gross Margin at 84%

MENLO PARK, Calif.—August 2, 2016 — Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the second quarter ended June 30, 2016.

•	Second quarter 2016 revenue was $19.3 million, representing a 27% increase over the second quarter 2015.

•	Second quarter 2016 gross margin was 84% compared to 81% in the second quarter 2015.

Key recent product development milestones include:

•	Completed enrollment of patients in RESOLVE II, a 300-patient pivotal Phase III clinical study of the RESOLVE investigational steroid releasing implant designed to treat patients with recurrent sinus obstruction in the office setting.

•	Announced results of the second cohort of patients in the PROGRESS study and submission of a premarket approval supplement (PMA-s) to the U.S. Food and Drug Administration to seek approval for its new NOVA steroid releasing implant in the treatment of chronic sinus disease. The clinical study met its primary efficacy endpoint, demonstrating a statistically significant 65% relative reduction in the need for postoperative interventions, such as the need for additional surgical procedures or oral steroid prescription, compared to surgery alone.

“We delivered strong growth over last year, and continued to advance our pipeline,” stated Lisa Earnhardt, president and CEO of Intersect ENT. “We were pleased with the launch of the approved frontal indication for PROPEL® mini and the potential for this expanded indication to address a meaningful incremental market. These achievements support our ongoing goal of providing innovative products to ENTs to improve patient outcomes.”

Second Quarter 2016 Financial Results

Revenue for the second quarter of 2016 increased 27% to $19.3 million from $15.2 million for the same period of 2015. This increase in revenue is primarily attributable to continuing expansion of the adoption of PROPEL and PROPEL mini, including for the newly expanded indication for PROPEL mini.

Gross margin for the second quarter of 2016 was 84%, up from 81% for the same period of 2015. This increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes and increased production efficiency and average selling price.

R&D expenses increased by 14%, to $4.6 million for the second quarter of 2016 from $4.0 million for the same period of 2015. This increase resulted largely from the company expanding its clinical trial efforts. SG&A expenses increased by 26%, to $17.8 million for the second quarter of 2016 from $14.1 million for the same period of 2015. This increase resulted primarily from an increase in sales headcount.

Net loss for the second quarter of 2016 was $6.0 million compared to $5.8 million for the same period of 2015. Second quarter 2016 basic and diluted net loss per share was $0.21 per share compared to $0.23 per share for the same period of 2015.

Cash, cash equivalents and short-term investments totaled $111.8 million as of June 30, 2016.

2016 Outlook

Intersect ENT expects full year revenue at the low end of the previous guidance range of $78-$80 million. The company is raising its outlook for gross margin to 82%-83%, versus previous guidance of 80%-81%. The company’s outlook for third quarter 2016 revenue is approximately $17.8 million. Intersect ENT is maintaining its outlook for operating expenses of approximately $92 million and continues to expect a net use of cash for the year of approximately $25 million (“net use of cash” is the difference between the anticipated balances of cash and cash equivalents plus short-term investments at December 31, 2016 and the actual balances at December 31, 2015).

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss the company’s second quarter 2016 results and business outlook. To access the conference call via the internet, go to the “Investors” section of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10089678. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL and PROPEL mini, which have been clinically proven to improve surgical outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is developing a pipeline of steroid releasing implants designed to provide ENT physicians with options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition that can lead to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

The NOVA and RESOLVE implants are investigational products and are not available for sale.

For additional information on the company or the products including risks and benefits please visit www.intersectENT.com.

INTERSECT ENT® and PROPEL® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and product development are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline and Intersect ENT’s 2016 third quarter and full year revenue, gross margin, operating expenses and cash usage. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015
Revenue	$19,317	$15,198	$36,009	$28,570
Cost of sales	3,117	2,904	6,327	5,696

Gross profit	16,200	12,294	29,682	22,874
Gross margin	84%	81%	82%	80%
Operating expenses:
Selling, general and administrative	17,795	14,117	35,188	26,737
Research and development	4,588	4,038	9,083	7,364

Total operating expenses	22,383	18,155	44,271	34,101

Loss from operations	(6,183)	(5,861)	(14,589)	(11,227)
Interest and other income, net	224	48	409	76

Net loss	$(5,959)	$(5,813)	$(14,180)	$(11,151)

Net loss per share, basic and diluted	$(0.21)	$(0.23)	$(0.50)	$(0.46)

Weighted average common shares used to compute net loss per share, basic and diluted	28,379	25,015	28,293	24,256

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash, cash equivalents and short-term investments	$111,784	$124,300
Accounts receivable, net	9,978	11,468
Inventory	5,897	3,949
Prepaid expenses and other current assets	1,245	1,495

Total current assets	128,904	141,212
Property and equipment, net	3,763	3,183
Other non-current assets	293	240

Total assets	$132,960	$144,635

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,551	$1,908
Accrued compensation	6,941	9,588
Other current liabilities	1,193	1,574

Total current liabilities	10,685	13,070
Deferred rent	1,199	1,334

Total liabilities	11,884	14,404
Total stockholders’ equity	121,076	130,231

Total liabilities and stockholders’ equity	$132,960	$144,635